PROMISSORY NOTE – PAYABLE ON December 25, 2019

This Promissory Note Payable on December 25, 2019 (the "Note") is made and effective the September 25, 2019,

BETWEEN:

Empire Post Media, Inc. (the "Maker"), a corporation organized and existing under the laws of the Nevada, with its head office located at: 2620 Regatta Drive, Suite 102, Las Vegas, Nevada 89128;

AND:

Saean, Inc. (the "Payee"), a corporation organized and existing under the laws of the Nevada, with its head office located at: 7055 West Laredo, Las Vegas, Nevada 89117.

TERMS

1. For value received, the undersigned Maker promises to pay to Payee, or order, at its offices at 7055 West Laredo, Las Vegas, Nevada 89117, the principal sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), together with interest at the rate hereinafter provided for on the unpaid principal balance of this note from time to time outstanding until paid in full.

2. Interest shall accrue on the unpaid and outstanding principal balance of this note commencing on the date hereof and continuing until repayment of this note in full at a rate per annum equal to 6%. Interest shall be made by Maker to Payee at the end of the term of the Note or when the Note is paid in full if before the maturity date.

3. Maker shall make all payments hereunder to Payee in lawful money of United States currency and in immediately available funds.

4. Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this note or of any document or instrument evidencing any security for payment of this note.

5. Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date. In the event of commencement of suit to enforce payment of this note, the prevailing party shall be entitled to receive the costs of collection including reasonable attorneys' fees and court costs.

6. Nothing contained in this note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount which the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this note then outstanding, and any excess shall be returned to Maker.

7. There is no personal guarantee attached to this Note. It is a corporate only guarantee without collateral.

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed as of the date first written below.

MAKER:

Ian Dixon, President
Empire Post Media, Inc.

PAYEE:

William A. Sawyer, CFO
Saean, Inc.